Exhibit 99.(d)(29)

AMENDMENT NO. 1

TO THE

NON-DISCRETIONARY SUB-MANAGEMENT AGREEMENT

AMENDMENT NO. 1 effective March 10, 2026 (“Amendment No. 1”), to the Non-Discretionary Sub-Management Agreement dated July 31, 2025 (the “Agreement”) by and among Venerable Investment Advisers, LLC (“VIA”), Russell Investment Management, LLC (the “Sub-Adviser”), and Oaktree Fund Advisors, LLC (the “Non-Discretionary Sub-Adviser”) (the “Agreement”).

WHEREAS, VIA, the Sub-Adviser and Non-Discretionary Sub-Adviser desire to amend the fees reflected in Exhibit C to the Agreement;

NOW THEREFORE, VIA, the Sub-Adviser and Non-Discretionary Sub-Adviser agree to modify and amend the Agreement as follows:

1.	Exhibit C. Exhibit C to the Agreement is hereby replaced in its entirety by Exhibit C attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

Oaktree Fund Advisors, LLC		Venerable Investment Advisers, LLC

BY:	/s/ Ting He / /s/ Maria Attaar	BY:	/s/ Michal Levy

NAME:	Ting He / Maria Attaar	NAME:	Michal Levy

TITLE:	Senior Vice President / Senior Vice President	TITLE:	Head of VIA

Russell Investment Management, LLC

BY:	/s/ Brent Romey

NAME:	Brent Romey

TITLE:	Senior Director, Head of Client Onboarding Operations

AMENDMENT NO. 1

EXHIBIT C

FEES FOR SUB-ADVISORY SERVICES

For the Non-Discretionary Sub-Adviser’s provision of the Model Portfolio under this Agreement, VIA, acting as manager for the Investment Company, shall pay the Non-Discretionary Sub-Adviser a fee calculated and paid quarterly in arrears. Fees for partial periods shall be prorated for the portion of the period for which services were rendered. The effective fee rate shall be determined based upon Average Total Net Assets (as defined below) and the fee rates specified in the table below. Fees for individual Advisory Accounts (as defined in Section 1(a) of the Agreement) shall be determined by multiplying the Average Account Net Assets (as defined below) by the effective fee rate.

[ ] b.p. on the first U.S. $[ ] million
[ ] b.p. on the next U.S. $[ ] million
[ ] b.p. on the next U.S. $[ ] million
[ ] b.p. on assets between U.S. $[ ] billion to U.S. $[ ] billion

[ ] b.p. on assets between U.S. $[ ] billion to U.S. $[ ] billion

[ ] b.p. on assets above U.S. $[ ] billion
(expressed as annualized rates)
(Aggregated across Russell Investments Group of Companies)

The following discount will be applied to the blended fee rate calculated pursuant to the foregoing paragraph, as applicable: [ ]% when Average Total Net Assets for HIC and EM (as defined below) exceed U.S. $[ ] billion; [ ]% when Average Total Net Assets for HIC and EM exceed U.S. $[ ] billion; [ ]% when Average Total Net Assets for HIC and EM exceed U.S. $[ ] billion; and [ ]% when Average Total Net Assets for HIC and EM exceed U.S. $[ ] billion (the “EM Discount”).

In addition, in consideration of the use of Enhanced Portfolio Implementation (EPI), the fee rate calculated pursuant to the foregoing paragraphs (after application of the EM Discount, if any) will be discounted by [ ]% (the “EPI Discount”).

Notwithstanding the above, the blended applicable fee rate payable by VIA shall not fall below [ ] b.p.  Accordingly, in the event the applicable blended fee rate after application of the EM Discount, if any, and EPI Discount is below [ ] b.p., VIA shall pay a flat fee of [ ] b.p. to the Non-Discretionary Sub-Adviser.

For purposes of this Exhibit:

“Average Account Net Assets” for an individual Advisory Account for any quarter shall mean the average of the Advisory Account’s assets on the last business day of each month ended in the calendar quarter and the last business day of the month ended immediately prior to the calendar quarter.

“Average Total Net Assets” for any quarter shall mean the sum of the Average Account Net Assets for each Advisory Account and the average for the same quarter of all other accounts (calculated in the same manner as Average Account Net Assets) advised by the Non-Discretionary Sub-Adviser for the Russell Investments Group of Companies which use the Non-Discretionary Sub-Adviser’s OCM Emerging Markets strategy (“other accounts”).

“Average Total Net Assets for HIC and EM” for any quarter shall mean the sum of the Average Account Net Assets for each Advisory Account and the average for the same quarter of all other accounts (calculated in the same manner as Average Account Net Assets) advised by the Non-Discretionary Sub-Adviser for the Russell Investments Group of Companies which use the Non-Discretionary Sub-Adviser’s High Income Convertible Securities strategy or OCM Emerging Markets strategy.

In order for the Non-Discretionary Sub-Adviser to determine Average Account Net Assets, on a monthly basis, within 10 business days of the prior month-end, the Sub-Adviser will provide the Non-Discretionary Sub-Adviser each Advisory Account value as of the last business day of the prior month.

If the Non-Discretionary Sub-Adviser advises such other accounts, as defined above, and the fee is based on the aggregate total value of those accounts, the Non-Discretionary Sub-Adviser must include the value of each such other account on any investment management invoice.

“Russell Investments Group of Companies” shall mean the Sub-Adviser and any affiliated company which is a direct or indirect subsidiary of Russell Investments Group, Ltd.

Invoices will be calculated and submitted by the Non-Discretionary Sub-Adviser to the Sub-Adviser in USD. The Sub-Adviser will then provide an invoice to VIA indicating the fees to be paid by VIA to the Non-Discretionary Sub-Adviser for services rendered under this Agreement.

Oaktree Fund Advisors, LLC
Non-Discretionary Sub-Management Agreement

Effective Date: March 10, 2026

Invoice Instructions

Send fee invoices to: russellinvestments_invoicecapture@concursolutions.com

Billing related inquiries may be addressed to GlobalMoneyManagerFeeTeam@russellinvestments.com